Exhibit 10.10

AFFINITY BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Affinity Bank Supplemental Executive Retirement Plan (“Plan”) is adopted as of this   2   day   January   , 2019 (the “Effective Date”) by Affinity Bank, located in Atlanta, Georgia (the “Employer” or the “Bank”) and a wholly-owned subsidiary of ABB Financial Group, Inc., for the benefit of Edward Cooney (the “Executive”).  The purpose of the Plan is to provide certain supplemental nonqualified pension benefits to certain executives who have contributed substantially to the success of the Employer and the Employer desires to incentivize the executives to continue in its employ.

This Plan is intended to be and shall be administered as an income tax nonqualified, unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 201(2), 301(a)(3), and 401(a)(1).  This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, the intent of the parties hereto is that the Plan shall be operated and interpreted consistent with the requirements thereof.

ARTICLE 1
DEFINITIONS

Whenever used in this Plan, the following terms have the meanings specified:

1.1.“Account Balance” means, as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) on behalf of the Executive.

1.2. “Annuity Contract” means the following annuity contract(s) purchased and solely owned by the Bank:  a Flexible Premium Indexed Deferred Annuity Contract issued by [intentionally omitted], contract #[intentionally omitted] or such other annuity contracts (a) as the Bank may purchase from time to time in accordance with Plan Section 2.3 or otherwise, the income value of which the Bank intends to serve as the measure of the Plan benefit for Executive and (b) are identified by Policy number in writing by the Bank as an “Annuity Contract” under this Plan.

1.3.“Beneficiary” means the person or entity designated, or otherwise determined in accordance with Article 4, in writing by the Executive to receive death benefits pursuant to this Plan in the event of the Executive’s death.

1.4.“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5.“Board” means the Board of Directors of the Bank.

1.6.“Change in Control” means a transaction or circumstance in which any of the following have occurred and that does not also constitute a Non-Control Transaction:

(1)

during any twelve (12) month period the individuals who are members of the Board (or the highest member of the chain of corporations which includes the Bank for which no other corporation is a majority shareholder (“Parent”)) (the “Incumbent Board”), cease for any reason to constitute at least 50% of the Incumbent Board; provided, however, that if the election, or nomination for election by the Bank’s or Parent’s shareholders, as the case may be, of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

(2)

the acquisition of any voting securities of the Bank (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), or more than one Person acting as a group, immediately after which such Person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Bank’s then outstanding Voting Securities;

(3)

any Person, or more than one Person acting as a group, acquires (or has acquired during the 12 month period ending of the date of the most recent acquisition by such Person or Persons) securities of the Bank representing 30% or more of the Voting Securities; provided, however, that the event described in this paragraph (iii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Bank or the Parent, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Bank or the Parent, or (C) by an underwriter temporarily holding securities pursuant to an offering of such securities; or

(4)

when any one Person, or more than one Person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of such entity (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions, without regard to assets transferred to: (A) a shareholder or owner of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an entity, 50% or more of the total value or voting power of which is owned directly or indirectly, by the Bank immediately after the transfer, (C) a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Bank immediately after the transfer, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of the Bank immediately after the transfer.

A “Non-Control Transaction” means any merger, consolidation or reorganization or similar transaction in which the shareholders of the Bank or Parent immediately before such merger, consolidation, reorganization or similar transaction, own, directly or indirectly and in substantially the same proportion as their ownership of the common stock of the Bank or Parent immediately before such transaction (and solely by virtue of their shares or other securities of the Parent), immediately following such transaction, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”); and immediately following such merger, consolidation or reorganization, members of the Incumbent Board shall constitute at least 50% of the members of the board of directors of the Surviving Corporation; or

For the avoidance of doubt, the term “Change in Control” is intended to include a merger, reorganization, combination or consolidation of the Bank and/or the Parent into or with another Person or other acquisition of the Bank and/or the Parent in which the stockholders of the Parent immediately preceding such merger, reorganization, combination, consolidation or other acquisition (solely by virtue of their shares or other securities of the Parent) shall own fifty percent (50%) or less of the voting securities of the surviving entity.  Any transaction or series of transactions shall not be a Change in Control unless such transaction or series of transactions also constitutes a “change in control” in accordance with Code Section 409A(a)(2)(A)(v).

1.7.“Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of net less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer, provided that the definition of disability applied under such disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.8.“ERISA” means the Employee Retirement Income Security Act of 1974.

1.9.“Rider” means the income rider attached to the Annuity Contract as an endorsement or other product feature that operates as an income rider, with such feature providing for a withdrawal or payment feature for the life of the annuitant.

1.10.“Normal Retirement Age” means age sixty-five (65).

1.11.“Separation from Service” means separation from service as that term is defined and interpreted in Section 409A of the Code and Treasury Regulation §1.409A-1(h) or in subsequent regulations or other guidance issued by the Internal Revenue Service.

ARTICLE 2
ASSET FINANCING, OWNERSHIP AND RIGHTS

2.1.Annuity Contract and Other Investments.  For purposes of satisfying its obligations to provide benefits under this Plan, the Bank has initially invested in the Annuity Contract and may invest in other investments.  However, nothing in this Section shall require the Bank to invest in any particular form of investment.

2.2.Ownership of the Annuity Contract.  The Bank is the sole owner of the Annuity Contract, and other such investments, and shall have the right to exercise all incidents of ownership.  The Bank shall be the beneficiary of the death proceeds of the Annuity Contract.  The Bank shall at all times be entitled to the Annuity Contract’s cash surrender value, as that term is defined in the Annuity Contract.

2.3.Right to Annuity Contract.  Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender any Annuity Contract without terminating this Plan, provided the Bank replaces the Annuity Contract with a comparable annuity policy, or asset of comparable value, with a comparable lifetime withdrawal feature and comparable benefit value.  Without limitation, the Annuity Contract at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors.

2.4.Rabbi Trust.  Employer may establish a “rabbi trust” to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. Neither the Executive nor the Beneficiary shall have any beneficial ownership interest in any assets held in the trust.

ARTICLE 3
RETIREMENT AND OTHER BENEFITS

3.1.Normal Retirement Benefit. Upon the Executive’s Separation from Service on or after reaching Normal Retirement Age for any reason other than death or Disability, the Executive will be entitled to the monthly benefit payment described in this paragraph 3.1.  The amount of the monthly benefit will equal the amount that is paid from the Annuity Contract designated under this Plan to benefit the Executive through the Rider (the “Normal Retirement Benefit”).  The Normal Retirement Benefit will commence on the first (1st) day of the second month following the date of the Executive’s Separation from Service, payable monthly and continuing for the Executive’s lifetime.  Subject to paragraph 3.5, this shall be the Executive’s benefit in lieu of any other benefit under this Plan.

3.2.Early Termination Benefit.  In the event the Executive should incur a Separation from Service prior to Normal Retirement Age for any reason other than death or Disability, the

Executive will be entitled to the vested Normal Retirement Benefit.  For this purpose, the Executive will vest in the Normal Retirement Benefit (determined at the Executive’s Normal Retirement Age) ratably over the period from the Effective Date to the Executive’s Normal Retirement Age based on the number of whole calendar months between the Effective Date and the Executive’s Normal Retirement Age.  Subject to paragraph 3.4 in the event the Executive dies prior to reaching Normal Retirement Age, the Early Termination Benefit will commence on the first (1st) day of the second month following the Executive’s Normal Retirement Age and will continue for the Executive’s lifetime.  Subject to paragraph 3.5, this shall be the Executive’s benefit in lieu of any other benefit under this Plan.

3.3.Disability Benefit.  In the event the Executive should incur a Separation from Service prior to Normal Retirement Age as a result of Disability, the Executive will be entitled to the vested Normal Retirement Benefit as of the date of Separation from Service.  For this purpose, the Executive will vest in the Normal Retirement Benefit (determined at the Executive’s Normal Retirement Age) ratably over the period from the Effective Date to the Executive’s Normal Retirement Age based on the number of whole calendar months between the Effective Date and the Executive’s Normal Retirement Age.  Subject to paragraph 3.4 in the event the Executive dies prior to reaching Normal Retirement Age, the Disability Benefit will commence on the first (1st) day of the second month following the Executive’s Normal Retirement Age and will continue for the Executive’s lifetime.  Subject to paragraph 3.5, this shall be the Executive’s benefit in lieu of any other benefit under this Plan.

3.4.Death During Active Service, or Death Following a Separation from Service but Prior to Normal Retirement Age.  Upon the death of the Executive while in active service with the Employer, or upon the death of the Executive following a Separation from Service but prior to reaching Normal Retirement Age, the Employer shall pay to the Executive’s Beneficiary the greater of (i) the Account Balance or (ii) the present value of the Normal Retirement Benefit as determined at the Normal Retirement Age, assuming one hundred eighty (180) monthly payments and the current discount rate in use by the Bank for the Plan.  Such death benefit shall be payable in a lump sum no later than sixty (60) days from the date of death.  This shall be the Executive’s benefit in lieu of any other benefit under this Plan.

3.5.Death During Benefit Period.  Upon death of the Executive after benefit payments have commenced under paragraphs 3.1, 3.2 or 3.3, but before receiving a total of one hundred eighty (180) monthly payments, the Employer shall pay to the Executive’s Beneficiary the greater of (i) the Account Balance or (ii) the present value of the remaining payments to satisfy a total of one hundred eighty (180) monthly payments.  Such death benefit shall be payable in a lump sum no later than sixty (60) days from the date of death.  If the Executive dies after receiving one hundred eighty (180) or more payments of benefit payments, this Agreement will terminate and no additional payments will be made to the Executive’s Beneficiary under the Plan.

3.6.Effect of Change in Control.  Upon a Change in Control prior to the payment of all benefits payable under the Plan, the Employer will establish a “rabbi trust,” if one has not already been established, for the purposes of this Plan, to which assets will be contributed to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  The amount of the contribution to the “rabbi trust” will be the amount sufficient to satisfy the obligation of the Employer under the Plan.  In addition, if the Change in Control occurs while the Executive is in service to the Employer but prior to the Executive reaching Normal Retirement Age, the Executive will fully vest in the Normal Retirement Benefit, with such benefit payable in the amounts as provided for in paragraphs 3.1 and 3.5, commencing on the first (1st) day of the second month following the later of the Executive’s Normal Retirement Age or Separation from Service (except in the case of the Disability or death of the Executive while in service to the Employer, in which case the benefit shall be payable under paragraph 3.3 or 3.4 accordingly).

3.7.Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Plan regarding timing of payments, the following special rules shall apply if the stock of the Employer is publicly traded at the time of the Executive’s Separation from Service in order for this Plan to comply with Code Section 409A: (i) to the extent the Executive is a “specified employee” (as defined under Code Section 409A) at the time of a distribution and to the extent such applicable provisions of Code Section 409A and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive’s Separation from Service with the Employer, no such distribution shall be made prior to the date that is six months after the date of the Executive’s Separation from Service with the Employer, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum within five (5) business days after the end of the six (6) month delay.

ARTICLE 4
BENEFICIARIES

4.1.Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Executive. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2.Beneficiary Designation; Changes. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3.Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4.No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate.

4.5.Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 5
GENERAL LIMITATIONS

5.1.Limits on Payments.  Notwithstanding anything contained in this Plan to the contrary, it is understood and agreed that the Bank shall not be required to make any payment or take any action under this Plan if: (a) such payment or action is prohibited by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) in light of the fact that the Bank has been declared by Regulatory Authority to be troubled, or operating in an unsafe or unsound matter; or (b) such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

5.2.Termination for Cause.  Notwithstanding anything to the contrary contained herein, in the event of the Executive’s termination for Cause, this Plan shall terminate and no benefits shall be payable under the Plan.  For this purpose, “Cause” shall mean such term, or similar term, as defined in any employment agreement, separation agreement, or similar such agreement as may be in effect between the Employer and the Executive at the time of such termination of employment.  In the event no such agreement is then in effect, “Cause” shall mean (a) the failure of the Executive to follow reasonable written instructions or policies of the Board, which failure remains uncured after the expiration of thirty (30) days following delivery of written notice of such failure to the Executive and which failure results, or is reasonably expected to result, in a material detriment to the Bank; provided, however, that this subsection (a) shall only apply to instructions or policies that have been communicated to the Executive within ninety (90) days prior to the date on which notice of such failure is delivered to the Executive; (b) gross negligence or willful misconduct of the Executive materially damaging to the business of the Bank; (c) conviction of the Executive of a crime involving breach of trust, moral turpitude, theft or fraud; (d) a material breach of the terms of any employment agreement between the Bank and the Executive, including the failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under such agreement, if such breach (i) results in a material and continuing detriment to the Bank and (ii) remains uncured after the expiration of thirty (30) days following delivery of written notice of such breach to the Executive; (e) willful commission by the Executive of (i) acts involving dishonesty or fraud or (ii) acts causing harm to the Bank; (f) a willful misrepresentation by the Executive to the stockholders of the Bank or the Board which causes substantial injury to the Bank; or (g) a request by any state or federal authority regulating the Bank that the Executive be removed from his position at the Bank.

5.3.Restrictive Covenants.  In partial consideration for the award of the benefits under this Plan, the Executive’s rights with respect to the payment of any benefit under this Plan shall be conditioned on the Executive’s compliance with any non-competition, non-solicitation or other restrictive covenants that may be contained in any employment agreement, restrictive covenants agreement or other agreement between the Bank and the Executive.  In addition to any means at law or equity available to enforce such restrictive covenants (including, without limitation, injunctive relief), the Executive may, in the sole discretion of the Board, be required upon a material breach of any such restrictive covenant to forfeit the Executive’s rights with respect to any benefit hereunder.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1.Claims Procedure.  A person or Beneficiary (a “claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a)Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise.  The claim must state with particularity the determination desired by the claimant.

(b)Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim (45 days in the case of a claim involving a disability determination).  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days (30 days in the case of a claim involving a disability determination, unless the claimant voluntarily agrees to a longer review period) by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period (45 days in the case of a claim involving a disability determination), that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(c)Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,
(ii)	A reference to the specific provisions of the Plan on which the denial is based,
(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and
(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2.Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows

(a)Initiation - Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial (180 days in the case of a claim involving a disability determination), must file with the Plan Administrator a written request for review.

(b)Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review (45 days in the case of a claim involving a disability determination). If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required (45 days in the case of a claim involving a disability determination).  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e)Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)	The specific reasons for the denial,
(ii)	A reference to the specific provisions of the Plan on which the denial is based,
(iii)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents,

records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and
(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

(f)General.  The claims procedures hereunder shall comply with and include such other information as is required under Department of Labor Regulations Section 2560.503-1

ARTICLE 7
MISCELLANEOUS

7.1.Amendments and Termination.  Subject to paragraph 7.12 of this Plan, this Agreement may be amended or terminated solely by a written agreement signed by the Bank and by the Executive.

7.2.No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require any Executive to remain an employee nor interfere with any Executive’s right to terminate employment at any time.

7.3.Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.4.Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.5.Code Section 409A.  This Plan is intended to comply with the requirements of Code Section 409A, including, without limitation, the requirements of Treasury Regulation §1.409A-3(i)(5)(iv)(A), and shall be limited, construed and interpreted in accordance with such intent.  Accordingly, the Board reserve the right to amend the provisions of this Plan at any time and in any manner without the consent of the Executive solely to comply with the requirements of Code Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Code Section 409A on any payment to be made hereunder while preserving, to the maximum extent possible, the intended economic result of the benefits to the Executive.  Each payment in a series of payments hereunder shall be deemed a “separate payment” for purposes of Code Section 409A.  Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Board.  Notwithstanding the foregoing, in no event whatsoever shall the Bank be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on the Executive by Code Section 409A or for damages for failing to comply with Code Section 409A.

7.6.Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction and performance of this Plan shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the principles of conflict of laws of such state.

7.7.Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Plan. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Plan shall be a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

7.8.Benefit Provision.  Notwithstanding the provisions of this Plan in the payment of the benefits under Article 3, any benefits payable under this Plan are contingent solely upon the amount that is provided by the Annuity Contract(s) as identified in this Plan or other provision as provided for in Article 2.

7.9.Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.10.Headings. The headings of articles herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

7.11.Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board, at _________________________________.

7.12.Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Plan, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

7.13.Termination or Modification of Plan Because of Changes in Law, Rules or Regulations. The Employer is entering into this Plan on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Plan, then the Employer reserves the right to terminate or modify this Plan accordingly.

ARTICLE 8
ADMINISTRATION OF AGREEMENT

8.1.Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Board or such committee or person(s) as the Board shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Plan and the rights of the Executive under this Plan, to decide or resolve any and all questions or disputes arising under this Plan, including benefits payable under this Plan and all other interpretations of this Plan, as may arise in connection with the Plan. No benefit shall be payable hereunder to any person unless the Plan Administrator, in its sole discretion, determines such benefit is due.

8.2.Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

8.3.Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.  Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine in the event the Employer does not actually purchase and maintain the Annuity Contract as contemplated hereunder; therefore, in such event, the Employer shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Executive.

8.4.Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5.Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation of Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

This Supplemental Executive Retirement Plan Agreement is hereby adopted as of the date written above.

THE EXECUTIVE:	AFFINITY BANK
/s/ Edward J. Cooney	By: /s/ Brandi Pajot
Title: Chief Financial Officer

BENEFICIARY DESIGNATION

AFFINITY BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

I, ___________________, designate the following as Beneficiary of any death benefits under the ______________________ Supplemental Executive Retirement Plan

Primary:
Contingent:

Note: To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by filing a new written designation with the Employer. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:

Date:, 20__

Accepted by the Employer this _______ day of ________________, 20__.

By:

Print Name:

Title:

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